Exhibit 99.1

Fate Therapeutics Reports Second Quarter 2021 Financial Results and Highlights Operational Progress

First Patient Treated for Relapsed / Refractory ALL in Landmark Phase 1 Clinical Trial of FT819, the First-ever iPSC-derived CAR T-cell Therapy; Off-the-Shelf Product Candidate Derived from Clonal Master iPSC Line with Novel CD19-specific 1XX CAR Integrated into TRAC Locus

FT516 Interim Phase 1 Data for Relapsed / Refractory Lymphoma Featured at ASCO; 8 of 11 Patients in Dose Cohorts 2 and 3 Achieved Objective Response, including 6 Patients with Complete Response

Interim Phase 1 Data from FT516 and FT538 Programs for Relapsed / Refractory AML Highlighted at May Investor Event; 5 of 12 Patients Achieved Objective Response with Complete Clearance of Bone Marrow Leukemic Blasts

New Phase 1 Clinical Data from FT516 and FT596 Programs in Relapsed / Refractory Lymphoma to be Featured at Investor Event on August 19

San Diego, CA – August 4, 2021 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to the development of programmed cellular immunotherapies for patients with cancer, today reported business highlights and financial results for the second quarter ended June 30, 2021.

“We are very pleased with the early clinical safety and activity we have observed with our off-the-shelf, iPSC-derived NK cell programs in relapsed / refractory lymphoma and acute myeloid leukemia, where interim Phase 1 data indicate FT516 and FT538 are well tolerated and can deliver complete responses for patients. We look forward to sharing additional clinical data from our FT516 and FT596 programs in B-cell lymphoma at our upcoming investor event,” said Scott Wolchko, President and Chief Executive Officer of Fate Therapeutics. “Additionally, treatment of the first patient with FT819, the first-ever iPSC-derived T-cell therapy to undergo clinical investigation, is a landmark achievement and further demonstrates the Company’s leadership in off-the-shelf, iPSC-derived cell therapy and the versatility of its proprietary iPSC Product Platform.”

B-cell Malignancy Disease Franchise

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Positive Interim Phase 1 Clinical Data of FT516 Presented at ASCO. At the 2021 American Society of Clinical Oncology Annual Meeting (ASCO) held in June, the Company highlighted interim clinical data from its dose-escalating Phase 1 study of FT516 in combination with rituximab for the treatment of relapsed / refractory B-cell lymphoma (BCL). As of the data cutoff date of March 11, 2021, eight of eleven patients (73%) in Dose Cohorts 2 and 3 (n=4 at 90 million cells / dose and n=7 at 300 million cells / dose, respectively) achieved an objective response, including six patients (55%) who achieved a complete response. Notably, two of four patients previously treated with autologous CD19 CAR-T cell therapy achieved a complete response. The FT516 treatment regimen was well tolerated, and no treatment-emergent adverse events of any grade of cytokine release syndrome (CRS), immune effector cell-

associated neurotoxicity syndrome (ICANS), or graft-versus-host disease (GVHD) were reported. Dose escalation is ongoing with enrollment in Dose Cohort 4 (900 million cells / dose).
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FT596 Phase 1 Clinical Trial Enrolling in Dose Cohort 4. The dose-escalating Phase 1 study of FT596 for patients with relapsed / refractory BCL has successfully cleared dose-limiting toxicity in Dose Cohort 3 (single dose of 300 million cells) as monotherapy and in combination with rituximab. Dose escalation of the single-dose treatment schedule is ongoing in both regimens with enrollment in Dose Cohort 4 (900 million cells). The Company is also preparing to initiate enrollment of a multi-dose treatment schedule in both regimens, with FT596 administered on Day 1 and Day 15 at 300 million cells / dose with the potential to dose escalate to 900 million cells / dose.

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First Patient Treated in Landmark Phase 1 Study of iPSC-derived T-cell Therapy. In July, the first patient was treated in the Company’s landmark Phase 1 clinical trial of FT819, the first-ever T-cell therapy derived from a clonal master induced pluripotent stem cell (iPSC) line to undergo clinical investigation. FT819 is an off-the-shelf, allogeneic CAR T-cell therapy targeting CD19, and is engineered with several first-of-kind features designed to improve the safety and efficacy of CAR T-cell therapy including a novel 1XX CAR signaling domain (1XX-CAR19) that extends T-cell effector function without eliciting exhaustion; integration of the CAR transgene directly into the T-cell receptor alpha constant (TRAC) locus, which promotes uniform CAR expression and enhances T-cell potency; and complete bi-allelic disruption of T-cell receptor expression to prevent GVHD. The first patient received a single FT819 dose of 90 million cells for the treatment of relapsed / refractory acute lymphoblastic leukemia (ALL).

AML Disease Franchise

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Interim Phase 1 Clinical Data of FT516 Demonstrate Anti-leukemic Activity. At a virtual investor event in May, the Company highlighted interim clinical data from its dose-escalating Phase 1 study of FT516 as monotherapy for the treatment of relapsed / refractory acute myeloid leukemia (AML). As of the data cutoff date of April 16, 2021, of the nine patients treated in Dose Cohorts 1 and 2 (n=3 at 90 million cells / dose and n=6 at 300 million cells / dose, respectively), six patients showed anti-leukemic activity as evidenced by on-treatment reduction in bone marrow blasts, with four patients (44%) achieving an objective response with complete clearance of leukemic blasts in the bone marrow. Three of these four responders achieved a best overall response of complete remission with incomplete hematopoietic recovery (CRi) based on 2017 ELN response criteria, including two patients in Dose Cohort 2 with ongoing remission without further therapeutic intervention at six months’ follow-up. The FT516 treatment regimen was well tolerated, and no treatment-emergent adverse events of any grade of CRS, ICANS, or GVHD were reported. Dose escalation is ongoing with enrollment in Dose Cohort 3 (900 million cells / dose).

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Anti-leukemic Activity Observed in Dose Cohort 1 of FT538 Phase 1 Study. The Company also highlighted initial clinical data from its dose-escalating Phase 1 Study of FT538 as monotherapy for the treatment of relapsed / refractory AML. As of the data cutoff date of May 6, 2021, two patients in Dose Cohort 1 (100 million cells / dose) were evaluable for safety and anti-leukemic activity, both of whom showed anti-leukemic activity as evidenced by on-treatment reduction in bone marrow blasts. One patient, who was refractory to their two most recent prior therapies, achieved a CRi based on 2017 ELN response criteria at the end of the first treatment cycle. The FT538 treatment regimen was well tolerated, and no treatment-emergent adverse events of any grade of CRS, ICANS, or GVHD were reported. No dose-limiting toxicities have been observed, and dose escalation is ongoing with enrollment in Dose Cohort 1. Upon clearance of

Dose Cohort 1, enrollment is set to commence in an investigator-initiated Phase 1 clinical trial of FT538 in combination with the CD38-targeted monoclonal antibody daratumumab in patients with relapsed / refractory AML, a therapeutic strategy designed to exploit the product candidate’s proprietary high-affinity, non-cleavable (hnCD16) receptor and CD38 knock-out (CD38KO) to target and eliminate CD38+ leukemic blasts.

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Adaptive Phenotype and Functionality of FT538 Featured at ASGCT Symposium. At the 24th Annual American Society of Gene & Cell Therapy Meeting (ASGCT) held virtually in May, Dr. Jeffrey S. Miller, Professor of Medicine, University of Minnesota and Deputy Director of the Masonic Cancer Center, presented preclinical data demonstrating that the metabolic, transcriptional and functional properties of FT538 are substantially similar to those of adaptive NK cells, a discrete subset of memory-like NK cells with superior effector function. The deletion of the CD38 gene (CD38KO) was shown to enhance metabolic fitness, resistance to oxidative stress, serial innate cytotoxicity, and antibody-dependent cellular cytotoxicity compared to peripheral blood NK cells.

Multiple Myeloma Franchise

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Multiple Clinical Sites Activated for Phase 1 Study of FT538 in Combination with Daratumumab. The Phase 1 clinical trial is designed to assess three once-weekly doses of FT538 in combination with the CD38-targeted monoclonal antibody, daratumumab, for patients with relapsed / refractory multiple myeloma (NCT04614636). Multiple clinical sites have now been activated for study conduct, and the Company will initiate enrollment at 100 million cells per dose upon clearance of the first dose cohort in its Phase 1 study of FT538 in relapsed / refractory AML.

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Initiated GMP Production of FT576 for Phase 1 Study. FT576 is derived from a clonal master iPSC line engineered with four functional components (CAR-BCMA + hnCD16 + IL-15RF + CD38KO) designed to enable multi-antigen targeting of myeloma cells, augment antibody-dependent cellular cytotoxicity (ADCC), promote NK cell activation without exogenous cytokine support, enhance NK cell persistence and prevent anti-CD38 monoclonal antibody-induced fratricide. GMP manufacture of FT576 is ongoing, and the Company is preparing to initiate a multi-center Phase 1 clinical trial to assess single-dose and multi-dose treatment regimens of FT576 as monotherapy and in combination with CD38-targeted monoclonal antibody therapy for the treatment of relapsed / refractory multiple myeloma.

Solid Tumor Franchise

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Completed Qualification of FT536 Clonal Master Engineered iPSC Bank. The master cell bank, which was created from a single iPSC clone engineered with four functional elements including a novel CAR targeting the alpha-3 domain of the pan-tumor associated stress antigens MICA and MICB, has successfully been released for initiation of FT536 GMP manufacture. Pilot manufacturing runs in support of the Investigational New Drug (IND) application for FT536 are ongoing. The Company plans to submit an IND application to the U.S. Food and Drug Administration (FDA) in the second half of 2021 to initiate a Phase 1 clinical trial of FT536 for the treatment of solid tumors. In preclinical studies, FT536 has demonstrated superior recognition and killing against a broad array of cancer cell lines compared to expanded primary NK cells as well as anti-NKG2D CAR T cells.

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Preclinical Milestone Reached for First Product Candidate under Janssen Collaboration. In June, the Company and Janssen elected to initiate IND-enabling activities for an iPSC-derived CAR NK cell product candidate incorporating a Janssen proprietary antigen binding domain that targets an antigen expressed on certain solid tumors, triggering the payment of a milestone fee to the Company from Janssen under the collaboration. Janssen maintains an option to develop and commercialize the iPSC-derived CAR NK cell product candidate in all territories of the world, with the Company retaining the option to co-commercialize the product candidate in the United States.

Other Corporate Highlights

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Appointed Dr. Mark Plavsic as Chief Technical Officer. Dr. Plavsic brings to the Company over 20 years of broad technical excellence in global biopharmaceutical operations, having led teams in the commercial-scale cGMP manufacture and distribution, as well as the clinical-stage process, assay, and formulation development, of complex biologics. Mark will oversee the Company’s manufacturing, technical, and supply chain operations.

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Appointed Dr. Yuan Xu to its Board of Directors. Dr. Xu has over 25 years of discovery, development, manufacturing, and commercial experience in the global biopharmaceuticals business, most recently serving as the Chief Executive Officer and Board Member of Legend Biotech Corporation, where she led the company’s efforts in advancing ciltacabtagene autoleucel (cilta-cel) from proof-of-concept in 2018 to BLA preparation in 2020.

Second Quarter 2021 Financial Results

•	Cash & Investment Position: Cash, cash equivalents and investments as of June 30, 2021 were $845.1 million.
•	Total Revenue: Revenue was $13.4 million for the second quarter of 2021, which was derived from the Company’s collaborations with Janssen and Ono Pharmaceutical.
•	R&D Expenses: Research and development expenses were $48.0 million for the second quarter of 2021, which includes $8.6 million of non-cash stock-based compensation expense.
•	G&A Expenses: General and administrative expenses were $12.2 million for the second quarter of 2021, which includes $4.6 million of non-cash stock-based compensation expense.
•	Shares Outstanding: Common shares outstanding were 94.3 million, and preferred shares outstanding were 2.8 million, as of June 30, 2021. Each preferred share is convertible into five common shares.

Today's Conference Call and Webcast

The Company will conduct a conference call today, Wednesday, August 4, 2021 at 5:00 p.m. ET to review financial and operating results for the quarter ended June 30, 2021. In order to participate in the conference call, please dial please dial 800-773-2954 (toll free) or 847-413-3731 (toll) and refer to conference ID 50196101. The live webcast can be accessed under "Events & Presentations" in the Investors section of the Company's website at www.fatetherapeutics.com. The archived webcast will be available on the Company's website beginning approximately two hours after the event.

About Fate Therapeutics’ iPSC Product Platform

The Company’s proprietary induced pluripotent stem cell (iPSC) product platform enables mass production of off-the-shelf, engineered, homogeneous cell products that can be administered with multiple doses to deliver more effective pharmacologic activity, including in combination with other cancer treatments. Human iPSCs possess the unique dual properties of unlimited self-renewal and differentiation potential into all cell types of the body. The Company’s first-of-kind approach involves engineering human iPSCs in a one-time genetic modification event and selecting a single engineered iPSC for maintenance as a clonal master iPSC line. Analogous to master cell lines used to manufacture biopharmaceutical drug products such as monoclonal antibodies, clonal master iPSC lines are a renewable source for manufacturing cell therapy products which are well-defined and uniform in composition, can be mass produced at significant scale in a cost-effective manner, and can be delivered off-the-shelf for patient treatment. As a result, the Company’s platform is uniquely capable of overcoming numerous limitations associated with the production of cell therapies using patient- or donor-sourced cells, which is logistically complex and expensive and is subject to batch-to-batch and cell-to-cell variability that can affect clinical safety and efficacy. Fate Therapeutics’ iPSC product platform is supported by an intellectual property portfolio of over 350 issued patents and 150 pending patent applications.

About FT516

FT516 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered to express a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies. CD16 mediates antibody-dependent cellular cytotoxicity (ADCC), a potent anti-tumor mechanism by which NK cells recognize, bind and kill antibody-coated cancer cells. ADCC is dependent on NK cells maintaining stable and effective expression of CD16, which has been shown to undergo considerable down-regulation in cancer patients. In addition, CD16 occurs in two variants, 158V or 158F, that elicit high or low binding affinity, respectively, to the Fc domain of IgG1 antibodies. Numerous clinical studies with FDA-approved tumor-targeting antibodies, including rituximab, trastuzumab and cetuximab, have demonstrated that patients homozygous for the 158V variant, which is present in only about 15% of patients, have improved clinical outcomes. FT516 is being investigated in a multi-dose Phase 1 clinical trial as a monotherapy for the treatment of acute myeloid leukemia and in combination with CD20-targeted monoclonal antibodies for the treatment of advanced B-cell lymphoma (NCT04023071). Additionally, FT516 is being investigated in a multi-dose Phase 1 clinical trial in combination with avelumab for the treatment of advanced solid tumor resistant to anti-PDL1 checkpoint inhibitor therapy (NCT04551885).

About FT596

FT596 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered with three anti-tumor functional modalities: a proprietary chimeric antigen receptor (CAR) optimized for NK cell biology that targets B-cell antigen CD19; a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies; and an IL-15 receptor fusion (IL-15RF) that augments NK cell activity. In preclinical studies of FT596, the Company has demonstrated that dual activation of the CAR19 and hnCD16 targeting receptors enhances cytotoxic activity, indicating that multi-antigen engagement may elicit a deeper and more durable response. Additionally, in a humanized mouse model of lymphoma, FT596 in combination with the anti-CD20 monoclonal antibody rituximab showed enhanced killing of tumor cells in vivo as compared to rituximab alone. FT596 is being investigated in a multi-center Phase 1 clinical trial for the treatment of relapsed / refractory B-cell lymphoma as a monotherapy and in combination with rituximab, and for the treatment of relapsed / refractory chronic lymphocytic leukemia (CLL) as a monotherapy and in combination with obinutuzumab (NCT04245722).

About FT538

FT538 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered with three functional components: a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies; an IL-15 receptor fusion (IL-15RF) that augments NK cell activity; and the deletion of the CD38 gene (CD38KO), which promotes persistence and function in high oxidative stress environments. FT538 is designed to enhance innate immunity in cancer patients, where endogenous NK cells are typically diminished in both number and function due to prior treatment regimens and tumor suppressive mechanisms. In preclinical studies, FT538 has shown superior NK cell effector function, as compared to peripheral blood NK cells, with the potential to confer significant anti-tumor activity to patients through multiple mechanisms of action. FT538 is being investigated in a multi-dose Phase 1 clinical trial for the treatment of acute myeloid leukemia (AML) and in combination with daratumumab, a CD38-targeted monoclonal antibody therapy, for the treatment of multiple myeloma (NCT04614636).

About FT819

FT819 is an investigational, universal, off-the-shelf, T-cell receptor (TCR)-less CD19 chimeric antigen receptor (CAR) T-cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line, which is engineered with the following features designed to improve the safety and efficacy of CAR19 T-cell therapy: a novel 1XX CAR signaling domain, which has been shown to extend T‑cell effector function without eliciting exhaustion; integration of the CAR19 transgene directly into the T‑cell receptor alpha constant (TRAC) locus, which has been shown to promote uniform CAR19 expression and enhanced T‑cell potency; and complete bi-allelic disruption of TCR expression for the prevention of graft-versus-host disease (GvHD). FT819 demonstrated antigen-specific cytolytic activity in vitro against CD19-expressing leukemia and lymphoma cell lines comparable to that of primary CAR T cells, and persisted and maintained tumor clearance in the bone marrow in an in vivo disseminated xenograft model of lymphoblastic leukemia (Valamehr et al. 2020). FT819 is being investigated in a multi-center Phase 1 clinical trial for the treatment of relapsed / refractory B-cell malignancies, including B-cell lymphoma, chronic lymphocytic leukemia, and acute lymphoblastic leukemia (NCT04629729).

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to the development of first-in-class cellular immunotherapies for patients with cancer. The Company has established a leadership position in the clinical development and manufacture of universal, off-the-shelf cell products using its proprietary induced pluripotent stem cell (iPSC) product platform. The Company’s immuno-oncology pipeline includes off-the-shelf, iPSC-derived natural killer (NK) cell and T-cell product candidates, which are designed to synergize with well-established cancer therapies, including immune checkpoint inhibitors and monoclonal antibodies, and to target tumor-associated antigens using chimeric antigen receptors (CARs). Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the Company’s results of operations, financial condition and sufficiency of its cash and cash equivalents to fund its operations, as well as statements regarding the advancement of and plans related to its product candidates, clinical studies and preclinical research and development programs, the Company’s progress, plans and timelines for the manufacture and clinical investigation of its product candidates, the timing for the Company’s receipt of data from its clinical trials and preclinical studies, the initiation of additional clinical trials and additional dose cohorts in ongoing clinical trials of the Company’s product candidates and the submission of IND applications for additional programs, the Company’s development and regulatory strategy, the therapeutic and market potential of the Company’s product candidates, and the parties’ rights and obligations under the Company’s collaboration agreements. These and any other forward-looking statements in this release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company’s product candidates may not demonstrate the requisite safety or efficacy to achieve regulatory approval or to warrant further development, the risk that results observed in prior studies of the Company’s product candidates, including preclinical studies and clinical trials, will not be observed in ongoing or future studies involving these product candidates, the risk of a delay or difficulties in the manufacturing of the Company’s product candidates or in the initiation of, or enrollment of patients in, any clinical studies, the risk that the Company may cease or delay preclinical or clinical development of any of its product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities on the initiation or conduct of clinical trials, the amount and type of data to be generated, or otherwise to support regulatory approval, difficulties or delays in patient enrollment and continuation in the Company’s ongoing and planned clinical trials, difficulties in manufacturing or supplying the Company’s product candidates for clinical testing, and any adverse events or other negative results that may be observed during preclinical or clinical development), risks related to the impact of the COVID-19 pandemic on various aspects of the Company’s business and operations, including its ability to initiate, conduct and complete its clinical trials, and the risk that the Company’s expenditures may exceed current expectations for a variety of reasons. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Availability of Other Information about Fate Therapeutics, Inc.

Investors and others should note that the Company routinely communicates with investors and the public using its website (www.fatetherapeutics.com) and its investor relations website (ir.fatetherapeutics.com) including, without limitation, through the posting of investor presentations, SEC filings, press releases, public conference calls and webcasts on these websites. The information posted on these websites could be deemed to be material information. As a result, investors, the media, and others interested in Fate Therapeutics are encouraged to review this information on a regular basis. The contents of the Company’s website, or any other website that may be accessed from the Company’s website, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Collaboration revenue	$13,412	$5,465	$24,552	$7,980
Operating expenses:
Research and development	48,023	26,669	92,873	55,947
General and administrative	12,168	7,503	24,668	15,232
Total operating expenses	60,191	34,172	117,541	71,179
Loss from operations	(46,779)	(28,707)	(92,989)	(63,199)
Other income (expense):
Interest income	346	635	723	1,607
Change in fair value of stock price appreciation milestones	(8,700)	-	(7,956)	-
Total other income (expense), net	(8,354)	635	(7,233)	1,607
Net loss	$(55,133)	$(28,072)	$(100,222)	$(61,592)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for sale securities, net	174	481	(156)	601
Comprehensive loss	$(54,959)	$(27,591)	$(100,378)	$(60,991)
Net loss per common share, basic and diluted	$(0.58)	$(0.35)	$(1.07)	$(0.79)
Weighted–average common shares used to compute basic and diluted net loss per share	94,326,648	79,304,627	93,881,734	77,595,795

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$76,654	$167,347
Accounts receivable	10,303	5,515
Short-term investments and related maturity receivables	618,942	315,569
Prepaid expenses and other current assets	7,369	5,892
Total current assets	713,268	494,323
Long-term investments	149,501	—
Operating lease right-of-use assets	66,184	67,084
Other long-term assets	86,713	61,050
Total assets	$1,015,666	$622,457

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$31,507	$21,847
Deferred revenue, current portion	23,032	21,144
CIRM award liability, current portion	3,200	3,200
Operating lease liabilities, current portion	5,068	3,355
Stock price appreciation milestones, current portion	42,793	36,018
Total current liabilities	105,600	85,564
Deferred revenue, net of current portion	38,925	46,021
CIRM award liability, net of current portion	800	800
Operating lease liabilities, net of current portion	105,405	93,943
Stock price appreciation milestones, net of current portion	12,865	11,684
Stockholders’ equity	752,071	384,445
Total liabilities and stockholders’ equity	$1,015,666	$622,457

Contact:

Christina Tartaglia

Stern Investor Relations, Inc.

212.362.1200

christina@sternir.com